SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

PLAINS RESOURCES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 16, 2004 Plains Resources Inc. issued the following press release:

700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

FOR IMMEDIATE RELEASE

PLAINS RESOURCES SPECIAL COMMITTEE PROVIDES UPDATE

HOUSTON, April 16, 2004 - Plains Resources Inc. (NYSE:PLX) announced today that on March 19, 2004 the Special Committee of the Board of Directors of Plains Resources Inc. (“Plains Resources”), which was appointed to consider offers for Plains Resources, received from Leucadia National Corporation (“Leucadia”) a revised proposal (the “March 19th Proposal”) to acquire Plains Resources.

The transaction described in the March 19th Proposal, and more fully explained in Leucadia’s press release of the same date, contemplates that Plains Resources stockholders would receive a combination of cash, preferred stock, and debt securities to be issued by Plains Resources. In connection with its evaluation of the March 19th Proposal, including its assessment of the likely trading values of the proposed new Plains Resources securities and of the potential impact of a transaction involving such securities on the credit profile of Plains All American Pipeline, L.P., the Special Committee determined that it should seek a review and rating of the new debt and new preferred stock by one of the major credit ratings agencies. Subsequent to that determination, the Special Committee learned that Leucadia has requested that Moody’s Investor Service assign a rating to the new debt and preferred stock. Moody’s has confirmed that it is in the process of reviewing the new debt and preferred stock. The Special Committee has determined that it will consider the rating by Moody’s among other considerations in its evaluation of the March 19th Proposal.

As previously announced, Plains Resources has entered into a merger agreement with an affiliate of Vulcan Capital. Under the terms of the merger agreement, stockholders of Plains Resources, other than James C. Flores and John T. Raymond, would receive $16.75 per share in cash for each share of Plains Resources stock that they own. Plains Resources’ Chairman James C. Flores and its CEO John T. Raymond are participating with the affiliate of Vulcan Capital in the transaction.

PLAINS RESOURCES HAS FILED A PRELIMINARY PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS TO VOTE ON THE PROPOSED TRANSACTION WITH THE VULCAN GROUP, AND PLAINS RESOURCES AND THE VULCAN GROUP HAVE FILED A SCHEDULE 13E-3 AND MAY FILE OTHER RELEVANT DOCUMENTS, WITH THE SEC CONCERNING THE PROPOSED TRANSACTION. STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND SCHEDULE 13E-3, WHICH ARE AVAILABLE NOW, AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE INTERESTS OF THE PARTICIPANTS IN THE SOLICITATION OF PROXIES.

YOU MAY OBTAIN THE DOCUMENTS FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. IN ADDITION, YOU MAY OBTAIN DOCUMENTS FILED WITH THE SEC BY PLAINS RESOURCES FREE OF CHARGE BY REQUESTING THEM IN WRITING FROM PLX AT 700 MILAM, SUITE 3100, HOUSTON, TEXAS 77002, ATTENTION: JOANNA PANKEY, OR BY TELEPHONE AT 832-239-6000.

Plains Resources, James C. Flores, John T. Raymond, Paul G. Allen and the affiliate of Vulcan Capital (which together with Mr. Flores, Mr. Raymond and Mr. Allen form the “Vulcan Group”), and the directors and executive officers of Plains Resources and the affiliate of Vulcan Capital, may be deemed to be participants in the solicitation of proxies from stockholders of Plains Resources in connection with the merger. INFORMATION ABOUT THE DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, OF THESE PERSONS IS SET FORTH IN THE COMPANY’S PROXY STATEMENT FOR ITS 2003 ANNUAL MEETING, THE SCHEDULE 13D FILED WITH THE SEC BY THE VULCAN GROUP ON DECEMBER 1, 2003 AS AMENDED ON FEBRUARY 26, 2004 AND MARCH 26, 2004, AND THE PRELIMINARY PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS FILED WITH THE SEC AND THE SCHEDULE 13E-3 FILED WITH THE SEC. SUCH INFORMATION WILL ALSO BE CONTAINED IN THE DEFINITIVE PROXY STATEMENT TO BE FILED WITH THE SEC.

About Plains

Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

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